                                                                   EXHIBIT 10(b)


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of January 24, 1995 and effective as of September 1, 1994, by and between SANDY CORPORATION, a Michigan corporation (the "Company"), and RAYMOND A. KETCHLEDGE (referred to herein as "Executive").

                                  WITNESSETH:

     WHEREAS, The Company currently employs Executive in a managerial and executive capacity pursuant to an Employment Agreement dated as of September 1, 1992 (the "Prior Agreement"), the term of which expires on September 1, 1995; and

     WHEREAS, The Company desires to continue to employ Executive in such capacity upon the terms and conditions hereinafter set forth; and

     WHEREAS, Executive desires to continue in the employ of the Company, upon such terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, the Company and Executive each hereby agrees as follows:

     1. Prior Agreement. The Prior Agreement is hereby terminated effective as of September 1, 1994, and neither party shall have any further obligations to the other party thereunder.

     2. Executive's Duties. Executive is employed and shall serve as President and Chief Operating Officer of the Company, and he shall have all of the powers, prerogatives and duties as are customarily and appropriately vested in the President and Chief Operating Officer of a business, reporting to and subject to the supervision of the Company's Chairman of the Board. Executive's duties may be changed by the Company's Board of Directors in the event that Executive is promoted; such a promotion shall not otherwise affect this Agreement.

     3. Full-Time Employment. Executive shall devote substantially all of his business time to the interests of the Company and to the discharge of his duties and responsibilities to the Company. Executive shall not serve on the board of directors of any other business corporations without the prior approval of the Company's Chairman of the Board. Nothing herein shall prevent the Executive from making passive investments in other corporations.

     4. Employment Term. Executive shall be employed until this Agreement shall be terminated as provided in Section 11 below (the "Term").
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     5. Annual Base Salary.  For his service to the Company hereunder,
Executive shall initially be paid a base salary at the rate of $264,000 per annum ("Base Salary"). Executive's Base Salary shall be payable to him no less frequently than biweekly. Executive's annual Base Salary shall be adjusted on each September 1 during the Term beginning with September 1, 1995; the annual percentage change in Executive's Base Salary (without taking into consideration any bonus payments paid pursuant to Section 6 of this Agreement) shall be not less than the increase in the Consumer Price Index For All Urban Consumers for Detroit, Michigan (1982-84 = 100) published by the U.S. Bureau of Labor Statistics for the prior 12-month period ended December 31, and such adjusted salary shall become Executive's Base Salary for the year following such September 1. The Base Salary shall not be decreased during the Term.

     6. Bonus.

          (a) In addition to the payment of Executive's annual Base Salary pursuant to Section 5, the Company shall pay Executive an annual bonus based upon the Pre-Tax Income of the Company for the prior fiscal year ending August 31, beginning with the fiscal year ending August 31, 1995, in accordance with the following formula:

Pre-Tax Income of the Company                     Bonus
- - -----------------------------                     -----

  up to $1,000,000                              No bonus

  $1,000,001 to $1,200,000                      4% of the excess of Pre-Tax Income of the
                                                Company over $1,000,000

  $1,200,001 to $1,800,000                      The above-calculated $8,000 plus 5% of the
                                                excess of Pre-Tax Income of the Company
                                                over $1,200,000

  $1,800,001 and greater                        The above-calculated $38,000 plus 6% of the
                                                excess of Pre-Tax Income of the Company
                                                over $1,800,000, until Executive's bonus is
                                                equal to 100% of Executive's Base Salary
                                                for such fiscal year; thereafter, 3% of any
                                                additional Pre-Tax Income of the Company
                                                beyond such point.

Such annual bonus (or any prorated portion thereof payable pursuant to this Agreement) shall be paid to Executive on the later of November 30 or 15 days following the date of the final issuance of the report of the independent certified public accountants then auditing the books of the Company (the "Auditors") for such fiscal year. In addition, at the sole discretion of the Company's Board of Directors, the Company may pay Executive additional bonuses from time to time based upon the Company's performance and the Executive's contribution to that performance. The foregoing measuring points for determining Executive's bonus ($1,000,000,





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$1,200,000 and $1,800,000) shall be adjusted annually, beginning in 1996, based on the increase in the Consumer Price Index for All Urban Consumers for Detroit, Michigan (1982-84=100) published by the U.S. Bureau of Labor
Statistics for the prior 12-month period ended December 31.

     (b) The term "Pre-Tax Income of the Company" shall be the pre-tax income of the Company, prior to any employee bonuses paid pursuant to the Company's standard annual bonus program (similar to that program in place for fiscal
1994), and adjusted for increases in outstanding shares of the Company's common stock as provided in the next sentence, but otherwise determined in accordance with generally accepted accounting principles, consistently applied. To adjust for increases in outstanding shares of the Company's common stock, the pre-tax income of the Company, prior to any employee bonuses, shall be divided by the weighted average fully diluted shares outstanding for the fiscal year in question (less any shares issued after the date hereof as a result of stock splits, stock dividends or other issuances without consideration) and then multiplied by 2,350,987 (the number of shares outstanding, on a fully diluted basis, on August 31, 1994). Thus, if for a given year the Pre-Tax Income of the Company prior to adjustment for increases in outstanding shares were $6,000,000 and the weighted average fully diluted shares outstanding were 4,000,000, the Pre-Tax Income of the Company would be $3,526,481 ($6,000,000 / 4,000,000 x 2,350,987). Any prorated bonus payable pursuant to this Agreement shall be based upon the Pre-tax Income of the Company for the relevant full fiscal year, and not upon interim financial results.

     (c) The computation of Pre-Tax Income of the Company pursuant to this
Section 6 shall be reflected in financial statements duly certified by the Auditors. Within 10 days after the certification of each such statement, such statement shall be delivered to Executive and to the Company and, in the absence of material misstatement, shall be final.

     (d) In the event that the Pre-Tax Income of the Company is less than $1,000,000 in any fiscal year, then for the 12 months following the determination of the Pre-Tax Income of the Company for such fiscal year, the Company's Board of Directors may, in its discretion, reduce Executive's Base Salary by an amount equal to up to 15% of such Base Salary.

     7. Benefits.

     (a) Executive shall be authorized to incur reasonable expenses on behalf of, in furtherance of and related to the business of the Company, including, but not limited to, traveling expenses, entertainment expenses and similar items. The Company shall fully reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures, with appropriate evidence of each expenditure.

     (b) Executive shall have the right to take a paid vacation of four weeks each year, in addition to such holidays as are normally observed by the Company.





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     (c) The Company, at its cost, shall provide Executive with the use of a new leased automobile of Executive's choice acceptable to the Company's Chairman of the Board every two years during the term of this Agreement. All insurance, fuel, operating and maintenance expenses (including business related car telephone expenses) of such automobile shall be paid by the Company.

     (d) The Company, at its cost, shall provide Executive with $350,000 in face amount of life insurance. The Company shall also provide Executive with such other fringe benefits, including, but not limited to, health insurance (for Executive and his family), medical expense reimbursement (up to $3,500 per year under the Company's Medical Reimbursement Plan for senior executives), disability insurance (not less than $10,000 per month) or pension plans or profit sharing plans, as are presently provided to or as may be generally made available in the future to other executive employees of the Company.

     (e) With respect to each full fiscal year of the Company during the Term, the Company shall either (i) pay Executive $15,000 on September 1 of each year, in lieu of providing additional retirement benefits, or (ii) advance on September 1 of such year $15,000 for the purchase of insurance, in accordance with an arrangement agreed upon by Executive and the Company.

     8. Non-Competition; Solicitation. During the Term, and for 3 years thereafter, Executive shall not, directly or indirectly (unless Executive is terminated pursuant to Section 11(a)(iv)):

     (a) induce or solicit any employee of the Company to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer or other party which transacts business with the Company to adversely change any relationship with, the Company; or

     (b) compete with any business conducted during the Term by the Company or be employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity, wherever located, which engages in any business conducted during the Term by the Company.

     9. Confidentiality.

     (a) Except as required in Executive's duties to the Company or as authorized in writing by the Company, Executive shall not at any time, either during or after termination of his employment with the Company, disclose or use, directly or indirectly, any confidential information of the Company of which Executive gains knowledge during or by reason of his employment by the Company. "Confidential information of the Company" means information treated by the Company as proprietary, secret or closely guarded and developed by or for the Company and which is not otherwise known in any business in which the Company is engaged during the Term, and includes but is not limited to information treated by the Company as





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proprietary, secret or closely guarded and developed by or for the Company, whether now owned or hereafter during the Term obtained, concerning plans, marketing and sales methods, materials, processes, procedures, devices utilized by the Company, business form, prices, suppliers, customers with which the Company deals which have been treated as confidential, plans for development of new products, services and expansion into new areas or markets, internal operations and any variations, trade secrets, proprietary information and other confidential information of any type together with all written, graphic and other materials relating to all or any part of the same. "Confidential information of the Company" does not include general skills and general knowledge of an industry obtained by reason of Executive's association with the Company or information known by Executive prior to the commencement of his employment with the Company. Executive acknowledges, being so advised by the Company, that the confidential information of the Company is valuable, special and unique to its business and on which such business depends, and is proprietary to the Company, and that the Company wishes to protect such confidential information by keeping it secret and confidential for the sole use and benefit of the Company. Executive will take all steps reasonably requested by the Company to insure that all such confidential information is kept secret and confidential for the sole use and benefit of the Company.

     (b) Upon termination of this Agreement or at any other time the Company may in writing so request, Executive shall promptly deliver to the Company all materials concerning any confidential information of the Company, copies thereof and any other materials of the Company which are in the possession or under the control of Executive, and Executive shall not make or retain any copy or extract thereof.

     10. Remedies.

     (a) Executive and the Company acknowledge and agree that the covenants and undertakings contained in Sections 8 and 9 relate to matters which the Company has advised Executive are of a special, unique and extraordinary character and that a violation of any of the terms of such sections may cause irreparable injury to the Company, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Executive agrees that the Company shall be entitled, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Executive and such other persons as the court shall order.

     (b) Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law. The rights and remedies provided in Sections 8 and 9 shall be for the benefit of the parties only. There are no third party beneficiaries of any kind under Sections 8 and 9.





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11. Termination of Agreement.

     (a) The employment of Executive shall be terminated upon the first to occur of the following events:

     (i) The death of Executive.

     (ii) The Company's termination of Executive's employment for cause. For purposes of this Agreement, "cause" shall mean only Executive's (A) conviction on felony charges, (B) intentional dishonesty in his relations with, for or on behalf of the Company or (C) gross and continuous neglect of duties following ten
(10) days' written notice to Executive by the Company. In the event Executive's employment is terminated pursuant to this
Section 11(a)(ii), no further amounts shall be paid to Executive under this Agreement except that Executive shall be entitled to receive accrued Base Salary on the date of his termination and the bonus for the fiscal year of termination of employment, adjusted on a pro rata basis, based upon the number of complete months Executive was employed during such fiscal year.

     (iii) The disability (as defined below) of Executive. "Disability" means the inability of Executive to perform substantially all of his duties as President and Chief Operating Officer of the Company following a period of five continuous months during which Executive was unable to perform substantially all of his duties. A decision to so terminate the employment of Executive must be made by the Chairman of the Board of the Company in good faith, and must be based upon a medical report (issued by a physician, who shall be selected jointly by a physician selected by the Company and by a physician selected by Executive) which shall establish that Executive's disability is likely to continue for at least three months beyond such five-month period. The Base Salary, annual bonus and benefits provided for under the terms of this Agreement shall continue during the period of Executive's disability until Executive's employment shall be terminated by the Company.

     (iv) On any date specified in a written notice to Executive by the Company's Chairman of the Board. In the event Executive's employment is terminated pursuant to this Section 11(a)(iv), Executive shall receive Base Salary following the date of such written notice, payable as, if and when such Base Salary would otherwise have been payable to Executive during the one year period following the date specified in such written notice, plus a portion of the bonus payable pursuant to Section 6 above, adjusted on a pro rata basis, based upon the number of months prior to the effective date of the termination of Executive's employment during the Company's fiscal year in which such termination occurred; provided, however, that if a Change in Control occurs during the Term, and Executive's employment is terminated pursuant to this Section 11(a)(iv) within one year thereafter, the period for which the Executive is entitled to receive Base Salary (payable as provided above) shall be extended to eighteen months.





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     (b) Executive may terminate his employment with the Company upon 120 days prior written notice to the Company, but upon giving such notice, the Company may accelerate the date of termination to any date it deems appropriate. In such event, Executive shall be entitled to receive accrued Base Salary, payable on the date of the termination of his employment, but no bonus payments for the fiscal year in which termination occurs.

     12. Stock Options. The stock options provided for in the Prior Agreement (which are being granted in annual installments through 1996) are hereby ratified and confirmed. While Executive shall be eligible to receive additional option grants, as approved by the Board of Directors or by a Committee thereof, thereafter during the Term of this Agreement, which may be granted by the Board of Directors or by a committee thereof in their sole discretion, those future stock option grants may be less than Executive would receive if the prior options had not been granted to him.

     13. Change in Control. For purposes of this Agreement, a "Change in Control" means any event that results in any person or any persons acting as a group, other than William H. Sandy or any member of his family, beneficially owning a majority of the Company's Common Stock.

     14. Applicable Law. This Agreement and the relationship of the parties hereto shall be construed by and in accordance with the laws of the State of Michigan.

     15. Heirs and Successors Bound. This Agreement shall be binding on the heirs, administrators and executors of Executive and upon the successors or assigns of the Company, including, but not limited to, any corporation formed as the result of a merger or consolidation of the Company, or any Company purchasing the Company's business or substantially all of its assets.

     16. Amendment of Agreement. There are no agreements or understandings, either oral or written, between the parties other than those set forth in this Agreement, and there are no agreements or understandings which in any way alter, modify, amend or otherwise change this Agreement. No alteration, modification, amendment or other change of this Agreement shall be binding on the parties unless in writing, approved by the Board of Directors of the Company and executed by an authorized officer of the Company and by Executive.

     17. Notice. Any notice or demand which by any provision of this Agreement is required or permitted to be given shall be deemed to have been sufficiently given or served for all purposes by being sent as certified mail, postage prepaid, to the Company at its business address or to Executive at his residence address.

     18. Section Headings. The section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.


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     19. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     20. Approval of Board of Directors. The Company's obligations pursuant to this Agreement shall be contingent upon approval of this Agreement by the Company's Board of Directors.

     21. Arbitration. Any dispute between the parties hereto as to any matter arising under this Agreement shall be resolved pursuant to arbitration in Troy, Michigan under the rules and regulations of the American Arbitration Association; provided, however, that matters relating to discovery and evidence shall be governed by the Federal Rules of Civil Procedure and by the Federal Rules of Evidence, respectively. The arbitrator for any such arbitration shall be jointly selected by the Company and Executive; in the event that the Company and Executive are unable to agree on an arbitrator, the Company and Executive shall each select an arbitrator, and such arbitrators shall jointly select an arbitrator. The Company and Executive shall share equally the fees of the arbitrators for each such arbitration. Pursuant to MCLA section 600.5001, the Company and Executive agree that a judgment of any Michigan circuit court may be rendered upon any arbitration award made pursuant to this Section.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date hereinabove set forth.

                                         SANDY CORPORATION,
                                         a Michigan corporation

                                         By:/s/ WILLIAM H. SANDY
                                            -----------------------------------
                                                William H. Sandy
                                                Its: Chairman of the Board

                                         /s/ RAYMOND A. KETCHLEDGE
                                         --------------------------------------
                                         Raymond A. Ketchledge


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